Exhibit 99.1

P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700
-- NEWS RELEASE --

CALGON CARBON AWARDED CARBON CLOTH CONTRACT
FROM MILITARY

PITTSBURGH, PA -- August 7, 2007 -- Calgon Carbon Corporation (NYSE: CCC) announced today that its European operating unit, Chemviron Carbon, has been awarded a contract by Paul Boyé Technologies for Zorflex® cloth to be used in the manufacture of suits, gloves and socks to protect a major European country’s military against chemical warfare agents. Paul Boyé Technologies, a French company, is a preferred partner of Chemviron Carbon, and the world leader in development and supply of CBRN (chemical, biological, radiological and nuclear) suits. The value of the contract is $800,000.

In order to fully exploit the lightweight, high adsorption performance properties of the cloth, which make it ideal for the CBRN clothing market, Calgon Carbon Corporation is investing in additional equipment at Chemviron Carbon’s cloth production facility to further boost capacity and enable the production of 1.5m-wide cloth specifically for the military clothing market.

Chemviron Carbon supplies Zorflex® cloth products for the medical, industrial and defense markets. The Zorflex® cloth is 100% activated carbon and can be supplied in woven and knitted formats.

Commenting on the announcement, Cloth Division general manager, Bob Brown, said, “We are delighted to win this contract from Paul Boyé Technologies, with whom we have a close working relationship. This contract is a breakthrough and gives us momentum in this major emerging market.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air cleaner and safer.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This document contains certain statements that are forward-looking relative to the company's future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to be materially different from any future performance.

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For more information, contact Gail Gerono at 412 787-6795